Exhibit 10.5

RESTATED
EMPLOYMENT AGREEMENT

AGREEMENT made as of the 15th day of January, 2007 and between Guy Norberg, an individual residing in Orlando, FL (hereinafter  referred to as "Executive") and THE AMACORE GROUP, INC., a Delaware corporation with offices in Tampa, Florida (hereinafter called the "Company").

W I T N E S S E T H

WHEREAS, the Company and Executive wish to modify Executive’s Employment Agreement with the Company; and

WHEREAS, the Board of Directors, at its December 6, 2007 meeting, has approved the modifications desired; and

WHEREAS, the parties wish to restate the Employment Agreement so that same incorporates the modifications; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Employment Term, Duties and Acceptance

(a) Company hereby retains Executive as Company's Senior Vice President of Sales and Marketing for a period of three (3) years, commencing on the date hereof (the "Employment Period"), subject to earlier termination as hereinafter provided, to render his services to Company upon the terms and conditions herein contained, in such executive capacity. In such executive capacity, Executive shall report and be responsible to the Company's Chief Executive Officer and the Company’s Board of Directors.

(b) Executive hereby accepts the foregoing employment and agrees to render his services to Company on a full-time basis in such a manner as to reflect his best efforts to the end that the Company's operations are properly managed. In furtherance of Executive performing the duties assigned to him under this Agreement, the Company agrees to provide Executive with a support staff reasonably required by Executive so as to enable him to carry out such duties subject to the Company having sufficient capital to do so.

2.              Compensation

(a) During the first year of the term of this Agreement, Executive shall receive compensation of $30,000 per month.  This compensation may, at Executive's election, be accrued, in whole or in part, if the Company has insufficient funds to pay same.  Executive’s compensation shall be payable in accordance with the general payroll practices of the Company as are from time to time, in effect, less such deductions or amounts as shall be required to be withheld by applicable law or regulation. On each yearly anniversary date of the execution of this Agreement  (hereinafter sometimes called the "Anniversary Date," in each yearly instance) the Board of Directors shall review the services provided by Executive to determine the amount that Executive's salary shall be increased for the forthcoming yearly period. Such increase shall be no less than an amount equal to the percentage increase in the Consumer Price Index or such other similar index reflective of the cost of living increase in the Orlando, Florida metropolitan area from the beginning of yearly period to the end of the yearly period with respect to the Consumer Price Index applicable to the said metropolitan area, times Executive's base compensation in effect during the said yearly period. The sum resulting by way of this increase to the Executive's base compensation shall, for the then immediately succeeding period be considered the Executive's base compensation. The Board of Directors shall also determine on an annual (fiscal or calendar year, as the case may be) basis, the amount, if any, of bonus or incentives to be paid to Executive. Provided, however, that Executive shall receive a special bonus ("special bonus") in an amount equal to one (1) percent of the Company's pre-tax profits from the preceding year (as determined by the application of generally accepted accounting principles), up to the first one-million dollars of such profits; plus an additional sum equal to two, and (2) percent of the Company's pre-tax profits for all sums over one-million dollars  The special bonus shall be paid within thirty (30) days following determination thereof, which determination shall be made as soon as practicable.

(b) Executive shall receive a sign-on bonus of one-million five-hundred thousand (1,500,000) shares of the Company’s Class A common stock (the “shares”) which shares shall be issued and vested in the Executive on the 91st day following the execution of this Agreement.  Provided, however, that the Company may extend such issuance and vesting in the event Executive has not generated for the Company the revenues identified in paragraphs “4.(c)” and “5.(b)” below.  In the event the Company files a form of Registration Statement, as that term is generally understood,  registering shares of its Class A common stock at any time following the issuance of the shares to Executive but prior to a date being one year thereafter, the Company shall, at Executive’s request, include Executive’s shares in such Registration Statement provided the Executive agrees to sell such shares only in accordance with the then existing Rule 144 selling formula for shares held more than one year but less than two years.  Unless otherwise directed by the Company, Executive agrees to sell such shares only through Mr. Joe Sanders, a registered broker, or through such other broker or brokerage company designated by the Company.  This provision shall survive the termination, for any reason, or expiration of this Agreement.

(c) Executive shall be entitled to reasonable paid vacation time, sick leave and time to attend professional meetings comparable to that offered the executives in comparable positions.

(d) Executive shall be entitled (subject to the terms and conditions of particular plans and programs) to all fringe benefits afforded to other senior executives of the Company, including, but not by way of limitation, bonuses and the right to participate in any pension, stock option, retirement, major medical, group health, disability, accident and life insurance, relocation reimbursement, and other employee benefit programs made generally available, from time to time, by the Company.

(e) Company shall pay or reimburse Executive for reasonable expenses incurred in the performance of his services under this Agreement during the Employment Period, upon presentation of expense statements, vouchers or such other supporting documentation as may reasonably be required.

(f)  Anything contained herein to the contrary notwithstanding, it is specifically understood that Executive’s salary shall, until such time as the Company builds up sufficient capital with which to pay same, be paid directly from revenues generated by Executive and/or Jay Shafer.  In this connection, it is further specifically understood that a material inducement for the Company to enter into this Agreement is the accuracies of the representations contained in paragraph “5.(a) through 5.(d)” hereof.  With that in mind, the parties specifically acknowledge their understanding that if revenues produced by Executive and/or Jay Shafer are not sufficient to pay Executive’s salary, same shall be accrued until such time as there are sufficient funds available to the Company from said revenues with which to pay said salaries (both accrued and then current).  Provided that with respect to the Company paying salaries that have been accrued, the Company shall be permitted to retain 10% of the gross revenues generated by Executive and/or Jay Shafer for purposes of offsetting Company expenses, including travel and entertainment expenses advanced by the Company on behalf of Executive and/or Jay Shafer, or expenses reimbursed to Executive and/or Jay Shafer incurred in the performance of their duties hereof.

3.              Disability

(a) Upon the disability, as defined in subparagraph 3(b) hereof, of Executive during the Employment Period, Company may, in its sole discretion, terminate Executive's employment; provided that if the Company elects to so terminate Executive's employment, Executive shall be entitled to receive, accrued but unpaid salary, expense reimbursement and bonuses, the proceeds of any disability insurance policy plus an amount from the Company monthly which, when added to the amount received by the Executive from any disability policy in effect for the Executive at the time of his disability will equal the Executive's salary for a twelve-month period following the date of termination, as if the termination had not occurred. Such termination shall have no effect on the Company's obligation to pay the special bonus referred to hereinbefore. Provided, however, in the event Executive partially perform and discharge the duties previously performed by him for Company, nothing herein shall prevent the Executive from continuing his duties in a part-time capacity, at a level of Compensation to be determined at that time.

(b) For purposes of this Agreement the term "disability" shall mean Executive's inability to continue to materially and substantially perform and discharge the duties previously required of him on behalf of the Company for an aggregate period exceeding three (3) consecutive months within any twelve (12) month consecutive period.

(c) In the event of a dispute between the parties as to what constitutes a disability, such dispute shall be finally determined by a person mutually agreed upon by Executive and Company. If a mutually acceptable person cannot be selected, such designations shall be made by Executive and Company each choosing a person, which person shall then mutually select a third person (collectively called the "panel"). The panel's determination shall be made by majority vote and such determination shall be deemed binding and conclusive. The parties agree to fully cooperate with whatever procedures and examinations may be required in order to allow the panel to make its determination.

4.              Termination of Employment

(a) (i) In the event Fifty (50) Percent or more of the equity securities or all or substantially all of the assets of the Company are acquired by any single person or identifiable group, as defined by the applicable rules and regulations under the Security and Exchange Act of 1934, as amended and in the further event that Executive's employment is terminated, by either the Company or the Executive, within twelve (12) months following such event, except if such termination is by reason of "cause" (as that term is defined at paragraph 4(c) hereafter, or (ii) in the event Executive terminates his employment by reason of the uncured breach of this Agreement by Company ("cause"), then, on the termination date, Company shall pay (or issue, as the case may be) to Executive a lump sum amount equal to the aggregate of (i) accrued but unpaid salary, if any; (ii) accrued but unpaid expenses, if any; (iii) accrued but unpaid bonuses, if any; (iv) unissued warrants, if any; and (v) the total compensation which would have been paid to Executive through three full years of compensation from the date of termination. If the Executive intends to terminate his employment with the company for "cause", the "cause" shall be specified in a written notice sent by Executive to the Company, and the Company shall be afforded thirty (30) days or longer, if reasonably required, to cure such breach, if such breach is capable of being.

(b) In the event Fifty (50) Percent or more of the equity securities or all or substantially all of the assets of the Company are acquired by any single person or identifiable group, as defined by the applicable rules and regulations under the Security and Exchange Act of 1934, as amended, all unvested securities and benefits attributable to the Executive will immediately vest.  In addition, with respect to any securities of the Company or rights to securities in the Company vesting in Executive as a result of this Article 4, the Company shall advise Executive by written notice at least four weeks prior to the Company’s filing of one or more registration statements under the Securities Act of 1933, as amended (or any successor form covering securities) to be offered and sold to the public generally, and shall, upon request of Executive, include in any such registration statement such securities of Executive as he may request.  The foregoing shall include common stock of the Company to which Executive may be entitled by way of his exercise of any stock options and/or the exercise of warrants.

(c)  In the event of gross misconduct in office by Executive in the performance of his duties hereunder (which shall hereinafter be referred to as "Termination for Cause"), Company may terminate this Agreement by giving two (2) weeks prior written notice to Executive identifying the cause of termination and specifying the effective date of such termination. If Executive is subjected to Termination for Cause, then such "cause" shall be specified in such notice and Executive shall be afforded thirty (30) days or longer, if reasonably required, to cure such breach, if such breach is capable of being cured. Except if termination is pursuant to the provisions of paragraph “4.(c)” and provided the Company has sufficient cash reserves, on the termination date, Company shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any; and (ii) the net salary compensation which would have been paid to Executive through the date of termination. Furthermore, in that event any warrants to be issued pursuant to this Agreement, and any options granted pursuant to plans then applicable to Executive which have not then vested shall be forfeited as of the termination date.  In the event termination results from Executive and/or Jay Shafer not generating gross revenues for the Company in the aggregate amount of not less than $50,000 during the first three months of the term of this Agreement, Executive and/or Jay Shafer, collectively, shall be entitled to receive accrued but unpaid salaries but only to the extent of 90% of the gross revenues generated during the period prior to the effective date of termination.  Any monies remaining to be paid to Executive and/or Jay Shafer thereafter shall be paid out of future revenues which may be received by the Company subsequent to the termination date but, nonetheless, generated by Executive and/or Jay Shafer during their term of employment with the Company.

(d) Failure of the Executive to produce the revenues and/or independent rep agreements as contained in Executive’s representations in paragraph “5.” hereof, or the intentional failure of said representations to be accurate as of three (3) months from the date of the execution hereof (collectively, the “causal event”) shall give the Company the right to terminate and/or extend the initial 90-day period on the basis of cause (the “extended period”).  During the extended period, the Executive shall be afforded the opportunity of meeting the gross revenue and/or independent rep agreement representations during which extended term, the Company’s obligation to issue its common stock to Executive shall similarly be suspended.  In the event the Company elects to extend this Agreement for the Extended Period by reason of Executive’s failure to produce the total amount of revenues as contained in paragraph 5 hereof, but the Executive has nonetheless produced a portion of same, the Company shall issue to Executive such amount of the shares prorated in proportion to the amount of revenues produced as compared to the total revenues required to be produced pursuant to paragraph 5.

(e)  In the event Executive resigns or is terminated as an employee of Company and any of its subsidiaries, Executive hereby agrees that his position(s) as officer and director of the Company shall automatically end as of the date of his resignation or termination of employment.

5.	EXECUTIVE REPRESENTATIONS

Executive represents and warrants to the Company that:

(a)
He was formally employed immediately prior to the execution of this Agreement by Protective Marketing Enterprises, Inc. (PME) as its Vice President of Sales and Marketing at a gross annual salary of $12,000;

(b)
He, either alone and/or in conjunction with Jay Shafer, is in a position and will generate gross revenues for the Company in an amount not less than $10,000,000, annually, the source of which revenues being either current accounts of PME or potential accounts that he had worked on for PME which he is now in a position to “close” for the benefit of the Company.  Further, that he will generate, either alone or in conjunction with Jay Shafer, for the Company gross revenues of not less than $50,000 during the first 90 days of the term of this Agreement;

(c)
He, either alone or in conjunction with Jay Shafer, shall arrange for the signing by the Company of independent sales representative agreements with a significant number of the former approximately 2,000 independent sales representatives of PME, a significant number being not less than 200, which agreements will provide, in part, for the selling by such sales representative of the Company’s products.  Further, no less than 200 independent sales representatives will be committed via contract to the Company within the first 90 days of the term of this Agreement.

(d)
He has full right, power and authority to enter into this Agreement and perform the services and fulfill the representations contained herein free of any further obligations to PME and/or Protective Life Corporation (collectively, Protective).

6.              CONFIDENTIALITY

(a) Executive agrees to execute Company's standard form of Confidentiality Agreement as prepared by Counsel to Company.

(b) Executive's covenants contained herein shall survive the termination or expiration of this Agreement.

7.              TERMINATION OF AGREEMENT

This Agreement shall, in addition to other provisions affecting termination, terminate on the occurrence of any of the following events:

(a) Cessation of the Company's business;

(b) Dissolution of the Company; or

(c) The voluntary agreement of the partieshereto.

8.              NOTICES

All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, registered or certified mail, return receipt requested to the parties at the addresses (or at such other address for a party as shall be specified by like notice) specified on the first page of this Agreement.

9.              WAIVER

The failure of either party at any time or times to require performances of any provision hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.              GOVERNING LAW

This Agreement shall be governed by the laws of the Sate of Florida, which shall have exclusive jurisdiction over any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

11.              COMPLETE AGREEMENT

This Agreement constitutes the complete and exclusive agreement between the parties hereto which supersedes all proposals, oral and written, and all other communications between the parties relating to the subject matter contained herein.

12.              SEVERABILITY

If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.              EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS

This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation by operation of law or otherwise, without the written consent by the other party hereto, except as herein specifically provided to the contrary.

14.              MODIFICATION

This Agreement may only be amended, varied or modified by a written document executed by the parties hereto.

15.              FURTHER INSTRUMENTS

The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

16.              INDEMNIFICATION

Except for a claim, demand, suit, action or judgment asserted by Protective against Executive and/or the Company, in addition to any liability insurance to be provided the Executive, the Company will indemnify Executive from any and all claims, demands, suits, actions or judgments which hereafter may by asserted, instituted or recorded by any person, firm or corporation for the duration of this Agreement and for a six (6) year period following the termination of said Agreement as defined in paragraph 4. The foregoing indemnity shall be enforceable only with respect to claims made against Executive with respect to all expenses, losses, charges and attorney's fees sustained or incurred by the Executive in defending any suit, action or other proceeding brought against the Executive, directly or indirectly, arising out of Executive's employment by Company.

17.              BOARD APPROVAL

This Agreement is subject to and conditioned upon the approval of the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 15th day of January, 2007.

THE AMACORE GROUP, INC.

By: /s/ Clark A. Marcus	By: /s/ Guy Norberg
Clark A. Marcus, CEO	Guy Norberg